EXHIBIT 99.2

TRANSACTION SUMMARY SHEET

Dated OCTOBER 27, 2015

The below is qualified by and should be read in conjunction with the Current Report on Form 8-K filed by Chicago Bridge & Iron Company N.V. with the SEC on October 27, 2015, and the exhibits thereto.

1. PURCHASE AGREEMENT OVERVIEW

Structure	A wholly owned subsidiary of Westinghouse Electric Company (WEC) will acquire all of the outstanding interests of CB&I Stone & Webster, Inc. (the Company), a wholly owned subsidiary of Chicago Bridge & Iron Company N.V. (CB&I).

Business

The Company and its subsidiaries operate the business of engineering, construction, procurement, management, design, supply, installation, start-up and testing of nuclear-fueled facilities, including the V.C. Summer project in South Carolina and the Vogtle project in Georgia (collectively, Nuclear Projects), as well as CB&I’s nuclear integrated services business.

Excluded from the transaction are all of CB&I’s fossil power generation capability, its nuclear and industrial maintenance business, the MOX nuclear fuel conversion project at Savannah River, the Federal decommissioning business, and the NetPower development program.

Consideration	CB&I expects to receive cash payments from WEC of $229 million, of which $161 million is anticipated to be received upon WEC’s substantial completion of the Nuclear Projects and $68 million is anticipated to be received upon the attainment of certain milestones related to CB&I’s continued supply of discrete scopes of modules, fabricated pipe and specialty services to WEC on a subcontract basis for the Nuclear Projects.

Owner Releases	CB&I has entered into releases with the owners of the Vogtle and V.C. Summer projects where the owners and CB&I agreed to, conditioned on closing of the transaction, fully release one another and one another’s affiliates and respective directors, officers, employees and equity holders from all past, present and future claims and liabilities against one another arising out of the Nuclear Projects. The consent of the Department of Energy is also a condition to the full effectiveness of the release from the owners of the Vogtle project.

Indemnification	As part of the transaction, WEC will assume and indemnify CB&I for liabilities arising before, at or after closing related to the Nuclear Projects.

Closing	Completion of the transaction is subject to the satisfaction or waiver of customary closing conditions, including receipt of regulatory approvals, and is expected to occur in the fourth quarter of 2015.

2. TRANSACTION RATIONALE

Rationale

•       Strengthen financial performance:

•       Improve operating cash flows

•       Lower working capital demands

•       Facilitate achievement of capital allocation goals

•       Reduce investor uncertainty regarding business risk and outlook

•       Reduce complexity:

•       Simplify business structure and risk profile for investors

•       Redirect resources and management attention to higher-value opportunities

•       Continue leveraging diversification of end-markets and offerings

3. TRANSACTION CHARGE OVERVIEW

Estimated Charge	Total expected non-cash after tax charge of $1.0-$1.2 billion, including:

	• Working capital & other assets and liabilities, net of tax:	$675-$875 million

	• Goodwill and intangible assets, net of margin fair value liability:	$100 million

	• Fixed assets and net tax assets:	$225 million

4. CREDIT AND BANKING FACILITY OVERVIEW

Amendments to Credit and Banking Facilities

Amended CB&I credit and banking facilities to permit asset sales occurring in connection with the Purchase Agreement and to modify certain applicable financial maintenance covenants. As a result, CB&I is in compliance with all debt facility covenants with access to credit unchanged.

The amendments specifically:

•       Exclude transaction from the asset sale covenant

•       Reset the minimum net worth covenant and temporarily increase leverage ratio covenant

5. SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

2015 Year-to-Date Results (Pro Forma)	The table below compares reported results to adjusted results after removal of the divested business for the six months ended June 30, 2015:

	Six months Ended June 30, 2015¹
	As Reported	Removal of Divested Business	Excluding Divested Business
Revenue	$6,332,858	$(1,052,586)	$5,280,272
Income from operations	$530,905	$(117,400)	$413,505
Net income attributable to CB&I	$301,743	$(71,614)	$230,129
Net income attributable to CB&I per share (diluted)²	$2.76	$(0.66)	$2.10

New Awards	$5,875,699	$(579,925)	$5,295,774
Backlog	$29,432,933	$(8,204,184)	$21,228,749

Operating Cash Flows	$(194,704)	$574,800	$380,096

[1]	in thousands except per share data
[2]	based on weighted average diluted shares outstanding for the six months ended June 30, 2015 (109.4m shares)

The summary unaudited pro forma financial information presented in the table above is for illustrative purposes only and is based on assumptions and estimates considered appropriate by CB&I management; however, it is not necessarily indicative of what CB&I’s consolidated financial position or results of operations actually would have been assuming the transaction was completed on January 1, 2015, and does not purport to represent CB&I’s consolidated financial position or results of operations for future periods. The above should be read together with the historical financial statements, including the related notes thereto, included in CB&I’s Annual Report on Form 10-K for the year ended December 31, 2014, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, and June 30, 2015.